Exhibit 99.2

                                 TRIBUNE COMPANY
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE FISCAL YEAR ENDED DECEMBER 29, 1996

                              INTRODUCTORY COMMENTS

         On March 25, 1997, Tribune Company (the "Company") completed its acquisition of Renaissance Communications Corp. ("Renaissance") for approximately $1.1 billion in cash, or $36 per Renaissance common share. Renaissance was a publicly traded company owning six television stations -WB affiliates KDAF-Dallas and WDZL-Miami and Fox affiliates KTXL-Sacramento, WXIN-Indianapolis, WTIC-Hartford and WPMT-Harrisburg. The Company financed the acquisition with a combination of available cash, commercial paper and medium- to long-term debt. The acquisition was accounted for as a purchase.

         The Federal Communications Commission ("FCC") order granting the Company's application to acquire the Renaissance stations contained waivers of two FCC rules. First, the FCC temporarily waived its duopoly rule relating to the overlap of WTIC's and WPMT's broadcast signals with those of other Tribune stations. The temporary waivers were granted subject to the outcome of pending FCC rulemaking that is expected to make duopoly waivers unnecessary. Second, the FCC granted a 12-month waiver of its rule prohibiting television/newspaper cross-ownership in the same market, relating to the Miami television station and the Fort Lauderdale Sun-Sentinel. The Company has appealed the FCC's ruling on the cross-ownership issue and a petition requesting a rulemaking procedure has been filed with the FCC since the FCC issued the order. The Company cannot predict the outcome of such FCC rulemaking or any such appeal.

         The following unaudited pro forma condensed consolidated statement of income gives pro forma effect to the acquisition of Renaissance by Tribune for the fiscal year ended December 29, 1996 and includes the results of the Miami station.

         The pro forma condensed consolidated statement of income presented herein also shows the pro forma effects of the March 1, 1996, sale of the Company's holdings of QUNO Corporation ("QUNO"), a Canadian newsprint company, as part of QUNO's merger with Donohue Inc. At the time of the merger, the Company owned approximately 34% of QUNO's common stock plus $138.8 million in QUNO convertible debt. Tribune's investment in QUNO was accounted for as a discontinued operation in the Company's 1996 consolidated financial statements. The Company's gross proceeds from the sale were approximately $427 million, consisting of $284 million in cash, $74 million in short-term notes and $69 million in Donohue common stock. Tribune sold the notes and common stock for cash shortly after the transaction. The proceeds were used to pay down debt and to fund 1996 acquisitions. The after-tax proceeds from the sale were approximately $331 million. In 1996, Tribune recorded an after-tax gain on the sale of the discontinued operations of QUNO of $89.3 million, or $.73 per share on a primary basis.

         The pro forma condensed consolidated statement of income also includes the pro forma effects of five 1996 acquisitions, one 1997 disposition and one 1997 investment transaction. The 1996 acquisitions include the acquisition of Houston television station KHTV in January 1996 for approximately $102 million in cash, the acquisition of the remaining minority interest in Philadelphia television station WPHL in February 1996 for approximately $23 million in cash, the acquisition of two education publishers in March 1996-- Educational Publishing Corporation ("EPC") for approximately $205 million in cash and NTC Publishing Group ("NTC") for approximately $83 million in cash, and the acquisition of San Diego television station KSWB in April 1996 for approximately $72 million in cash. The 1997 disposition related to the Company's

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sale of its Farm Journal subsidiary for $17 million in cash at the beginning of the second quarter. The 1997 investment transaction related to the Company's March 1997 agreement to exercise an option for $21 million to increase its equity ownership in The WB Television Network to 21.9% from 12.5%. The Renaissance acquisition was reflected in the most recent Tribune Company consolidated balance sheet filed with the Form 10-Q for the first quarter ended March 30, 1997. Accordingly, this Form 8-K does not include a pro forma condensed consolidated balance sheet.

         The pro forma information is based on historical financial statements of the Company after adjusting for the transactions and assumptions as set forth in the accompanying notes to the pro forma statement of income. The pro forma condensed consolidated statement of income assumes the transactions occurred at the beginning of 1996 and only includes income from continuing operations. As QUNO was accounted for as a discontinued operation in Tribune's 1996 consolidated financial statements, the pro forma adjustments for QUNO include only a pro forma interest expense adjustment for the proceeds received, and the related tax effect.

         The pro forma condensed consolidated statement of income may not be indicative of the results that would have occurred if the transactions had occurred at the beginning of 1996 or of results that may be attained in the future. The purchase accounting for the Renaissance acquisition reflected in the pro forma condensed consolidated statement of income is preliminary and will likely change as appraisals are finalized and more facts become known. No material adjustments are expected. The unaudited pro forma statement of income does not reflect any synergies anticipated by the Company as a result of the acquisitions. The pro forma condensed consolidated statement of income should be read in association with the consolidated financial statements of Tribune Company as set forth in its Annual Report on Form 10-K for the year ended December 29, 1996 and its Form 10-Q for the quarter ended March 30, 1997, and of Renaissance as set forth in Exhibit 99.1 hereto.


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


                        TRIBUNE COMPANY AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE FISCAL YEAR ENDED DECEMBER 29, 1996
                                   (Unaudited)



                                                                               Historical                   (2)
                                                                  ------------------------------------   Pro Forma         Tribune
(In thousands, except per share data)                                Tribune   Renaissance  Other (1)   Adjustments       Pro Forma
------------------------------------------------------------------------------------------------------------------------------------

Operating   Publishing                                            $ 1,336,639   $          $           $                $ 1,336,639
Revenues    Broadcasting and Entertainment                            876,750     204,159    (22,733)    (19,091)(a)      1,039,085
            Education                                                 192,316                 13,584                        205,900
            ------------------------------------------------------------------------------------------------------------------------
            Total operating revenues                                2,405,705     204,159     (9,149)    (19,091)         2,581,624
------------------------------------------------------------------------------------------------------------------------------------
Operating   Cost of sales (exclusive of items shown below)          1,172,664      95,098     (7,029)    (25,383)(a)      1,235,350
Expenses    Selling, general and administrative                       600,072      38,036      8,501       6,292 (a)        652,901
            Depreciation and amortization of intangible assets        142,893      14,933       (857)     30,214 (b)        187,183
            ------------------------------------------------------------------------------------------------------------------------
            Total operating expenses                                1,915,629     148,067        615      11,123          2,075,434
------------------------------------------------------------------------------------------------------------------------------------
Operating Profit                                                      490,076      56,092     (9,764)    (30,214)           506,190

Interest income                                                        32,116       1,317                 (4,017)(c)         29,416
Interest expense                                                      (47,779)     (3,152)    (1,084)    (58,239)(d)       (110,254)
------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations
   Before Income Taxes                                                474,413      54,257    (10,848)    (92,470)           425,352

Income taxes                                                         (191,663)    (21,998)     3,708      30,212 (e)       (179,741)
------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                                     282,750      32,259     (7,140)    (62,258)           245,611

Preferred dividends, net of tax                                       (18,786)                                              (18,786)
------------------------------------------------------------------------------------------------------------------------------------
Net Income from Continuing Operations
    Attributable to Common Shares                                 $   263,964   $  32,259  $  (7,140)  $ (62,258)       $   226,825
------------------------------------------------------------------------------------------------------------------------------------

Net Income Per Share from Continuing Operations
           Primary                                                $      2.15                                           $      1.85
           Fully diluted                                          $      1.97                                           $      1.70

Shares Outstanding
           Primary                                                    122,842                                               122,842
           Fully diluted                                              136,653                                               136,653

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income.





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                                 TRIBUNE COMPANY
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME
                   FOR THE FISCAL YEAR ENDED DECEMBER 29, 1996

(1) The amounts in this column represent the historical 1996 results of operations for Tribune's 1996 acquisitions (KHTV, EPC, NTC and KSWB) from the beginning of the year until their respective dates of acquisition and an estimate of the incremental equity losses for the increase in ownership in The WB Network to 21.9% from 12.5%. This column also includes the reversal of the 1996 historical results of operations of Farm Journal, which was sold in 1997.

(2) This column includes the pro forma adjustments to the unaudited condensed consolidated statement of income for the fiscal year ended December 29, 1996 and reflects the following:

     (a) The estimated adjustment to conform Renaissance accounting for barter broadcast rights and national sales rep commissions consistent with Tribune's methodology. This adjustment has no impact on operating profit.

     (b) The amortization of the estimated excess of acquisition cost over the fair value of net tangible assets acquired. The assumed lives for this excess range from 5 to 40 years with most over 40, including all of the Renaissance excess. This includes an adjustment for the 1996 acquisitions to reflect twelve months of expense. The allocation of purchase price for the Renaissance acquisition is preliminary and will likely change as appraisals are finalized and more facts become known.

     (c) The elimination of Renaissance interest income in 1996 as all available cash is assumed to pay down commercial paper. The adjustment also reflects the elimination of interest income earned on the amount of debt prefunded by Tribune in 1996 for the Renaissance acquisition.

     (d) The additional interest expense resulting from increased debt levels. The Renaissance acquisition is assumed to be financed with both commercial paper and medium- to long-term notes, at an average interest rate of approximately 5.8%. The 1996 acquisitions and the increased WB investment are assumed to be financed with commercial paper at an average rate of 5.4%. This pro forma adjustment also includes the elimination of $4.2 million of interest expense incurred by the acquired businesses and included in their historical financial statements on debt that is assumed to be repaid at the date of acquisition. Finally, the adjustment also includes $4.8 million of interest savings from the QUNO and Farm Journal proceeds, assuming they had been received at the beginning of the year. The QUNO proceeds were approximately $427 million and Farm Journal proceeds were approximately $17 million. The interest expense savings from the QUNO and Farm Journal proceeds was calculated at an average commercial paper rate of 5.4%. The effect on pro forma net income of a 1/8% change in the variable debt interest rate is $.6 million.

     (e) The income tax effect of the pro forma adjustments and a pro forma amount for income taxes on NTC's and KSWB's earnings. The effective tax rate on the pro forma adjustments differs from the Company's federal statutory tax rate of 35% due to non-deductible amortization of intangible assets and state taxes. NTC was a partnership and as such recorded no income tax expense in the period in 1996 prior to Tribune's acquisition. If the Company had acquired NTC at the beginning of the period, income tax expense would have been recorded. KSWB recorded no tax benefit related to its 1996 pre-acquisition loss. Tribune would have realized the benefit of such loss, therefore the tax benefit would have been recorded.

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